Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Staples: Kirk Saville

                  508-253-8530

Office Depot: Karen Denning

630-438-7445

Investor Contacts:

Staples:  Chris Powers

508-253-4632

Office Depot: Rich Leland

561-438-3796

STAPLES AND OFFICE DEPOT TO SELL COMMERCIAL CONTRACTS AND ASSETS TO ESSENDANT

•                  Essendant to acquire more than $550 million of office products revenue and related assets

•                  More than 25 percent of the revenue to come from Fortune 100 companies and approximately half the revenue from Fortune 500 companies

•                  Deal further strengthens Essendant as national office supplies competitor

•                  $22.5 million purchase contingent on successful closing of Staples/Office Depot merger

FRAMINGHAM, Mass. and BOCA RATON, Fla. February 16, 2016 — Staples and Office Depot today announced an agreement to sell more than $550 million in large corporate contract business and related assets to Essendant. Essendant will pay Staples approximately $22.5 million. More than 25 percent of the revenue acquired by Essendant will be from Fortune 100 companies and approximately half the revenue will come from Fortune 500 companies.

The transaction is subject to the successful completion of the proposed merger of Staples and Office Depot, as well as other customary closing conditions.

The commercial business and assets being divested relate primarily to accounts held by Staples and Office Depot acting as wholesalers to minority and woman-owned office supply resellers.  The acquisition of this business and related assets will significantly increase Essendant’s presence with large corporate customers, improve Essendant’s capabilities, and further enable independent dealers in combination with Essendant to more effectively compete for national account business.

“We’re pleased to reach this agreement with Essendant as we continue to work to complete the acquisition of Office Depot,” said Ron Sargent, Chairman and Chief Executive Officer, Staples.

“Our agreement with Essendant strengthens a national competitor, further enables independent office products dealers, and helps minority and woman-owned businesses compete for national commercial customers.”

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed merger, Staples has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Office Depot that also constitutes a prospectus of Staples. Staples filed the final proxy statement/prospectus with the SEC on May 18, 2015. The registration statement was declared effective by the SEC on May 15, 2015. Office Depot mailed the definitive proxy statement/prospectus to stockholders of Office Depot on or about May 19, 2015, and the stockholders approved the transaction on June 19, 2015. The registration statement and the proxy statement/prospectus contain important information about Staples, Office Depot, the transaction and related matters. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus (including all amendments and supplements thereto) carefully.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Staples and Office Depot through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751 or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Staples and Office Depot, the expected timetable for satisfying conditions to the merger, including receiving regulatory approvals, and completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Staples or Office Depot managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction; the risk that regulatory approvals required for the merger are not obtained or are obtained after delays or subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors described in Staples’ Annual Report on Form 10-K for the year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014 and their most recent Quarterly Reports on Form 10-Q each filed with the SEC. Staples and Office Depot disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.